Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR IMMEDIATE RELEASE

Flowserve Reports Improved Financial Results For Second Quarter

Bookings, Sales And Net Income Increase Over Prior Year Period

DALLAS – July 29, 2004 – Flowserve Corp. (NYSE: FLS) today reported net income of $18.4 million, or 33 cents a share, in the second quarter of 2004, compared with $15.3 million, or 28 cents a share, in the year-ago quarter.

Second Quarter Highlights (Comparisons are versus second quarter 2003, where applicable.)

•      Bookings – Up 8 percent.

•      Backlog – Up 7 percent.

•      Sales – Up 7 percent.

•      Operating income – Up 7 percent.

•      EPS – 33 cents compared with 28 cents.

•      Debt – Repaid $24.5 million.

•      Net debt-to-capital ratio – Improved to 51.1 percent.

•      Cash flow from operations – $26.1 million.

•      DSO – Improved 1 day.

•      Inventory turnover – Improved to 3.5.

References to 2003 results represent restated amounts, where applicable.

Second Quarter Results

Second quarter 2004 sales increased 7 percent to $654.6 million, including about $9.0 million from the previously announced TKL acquisition, compared with

$614.4 million in the year-ago quarter.  Bookings increased 8 percent to $670.2 million in the second quarter of 2004, compared with $622.4 million in the prior year period.  Backlog increased 7 percent to $872.5 million at the end of the second quarter of 2004, compared with $814.7 million at the end of the 2003 second quarter.  These results reflect strong bookings performance in all divisions and favorable currency translation impacts.

Compared with last year’s quarter, currency translation had an estimated 3 percent favorable impact on second quarter 2004 sales, bookings and backlog.

“I am encouraged by the improving tone of business and the continued strength in bookings across most of our end markets,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.  “These positives support our optimism for full year 2004.”

Gross profit increased 8 percent to $196.3 million in the second quarter of 2004, compared with $181.7 million in the prior year period, while gross profit margin improved 40 basis points to 30.0 percent.

Second quarter 2004 operating income increased 7 percent to $49.6 million, compared with $46.2 million in the year-ago quarter.  Second quarter 2004 operating income benefited from higher sales and favorable currency translation, which were partially offset by increased professional fees, incentive accruals and

severance charges.   As a result, operating margin percentage improved to 7.6 percent in the second quarter of 2004, compared with 7.5 percent in the prior year period.

In 2003, the company incurred special items expense generally relating to the May 2002 acquisition of the Flow Control Division of Invensys plc.  Excluding special items, second quarter 2003 operating income was $52.7 million, operating margin was 8.6 percent, and net income was 19.5 million, or 35 cents a share.

Debt Repayment And Cash Flow

The company improved its net debt-to-capital ratio to 51.1 percent at the end of the second quarter, compared with 55.6 percent at the end of the year-ago quarter and 51.8 percent at the end of the first quarter of 2004.  It reduced debt by $24.5 million in the second quarter of 2004.

Working capital as a percentage of sales improved to 17.4 percent in the second quarter of 2004, compared with 20.8 percent in the prior year period.  Days’ sales outstanding improved to 68 days at the end of the second quarter of 2004, compared with 69 days at the end of last year’s second quarter.  Inventory turns improved to 3.5-times at the end of the second quarter of 2004, compared with 3.2-times at the end of the year-ago quarter.  The company generated $26.1 million of cash flow from operations in the second quarter of 2004, compared with

$81.9 million in the year-ago quarter.

“We remain focused on generating cash and further repaying debt,” Greer said.  “To date, I am pleased with our successes on these fronts.  However, the year-to-date funding needs include the TKL transaction and certain legal settlements, which together totaled more than $30 million, and higher than normal professional fees.  These factors, and the company’s planned increases in production volumes for the remainder of the year, which require additional working capital, cause us to now forecast debt reduction in 2004 in the range of $70 million to $80 million.”

Tax Rate

The effective tax rate in the second quarter of 2004 was 37.4 percent, compared with 34.5 percent in the year-ago quarter.  The higher tax rate was primarily related to projected differences in profitability between the company’s domestic and foreign operations and its projected utilization of available tax credits.  This adversely impacted second quarter 2004 results by approximately 1.5 cents a share compared with the 2003 second quarter tax rate.  The tax rate for all of 2004 is expected to be approximately 37.5 percent.

FPD Reports Improved Results

In the Flowserve Pump Division (FPD), second quarter 2004 sales increased 10 percent to $324.6 million, including about $9.0 million from the TKL acquisition,

compared with $294.9 million in last year’s quarter.  Absent currency translation, sales were up 7 percent.  FPD’s bookings in the second quarter of 2004 increased 8 percent to $343.0 million, compared with $317.3 million in the prior year period, with backlog rising 6 percent to $597.1 million.

FPD’s operating income increased 19 percent to $25.2 million in the second quarter of 2004, compared with $21.1 million in the year-ago period.  Second quarter 2004 operating margin improved 50 basis points to 7.7 percent, compared with 7.2 percent in last year’s second quarter.

“FPD’s financial results reflect the improved conditions in many of its end-user markets and efficiency gains at some plants,” Greer said.

FCD Reports Improved Bookings

Flow Control Division (FCD) sales in the second quarter of 2004 increased nearly 3 percent to $241.1 million, compared with $235.3 million in the second quarter of the prior year.  Absent favorable currency translation, second quarter sales were slightly down year over year.  FCD’s second quarter 2004 bookings increased 6 percent to $242.3 million, compared with $229.0 million in the year-ago period.  Backlog at the end of the second quarter of 2004 was $241.4 million, up 9 percent compared with the prior year period.

FCD’s second quarter 2004 operating income increased 29 percent to $20.7 million, compared with $16.0 million in the prior year period.  Operating margin improved to 8.6 percent in the second quarter of 2004, compared with 6.8 percent in the second quarter of 2003.  Before special items in the second quarter of 2003, operating income was $22.5 million and operating margin was 9.5 percent.

“I am pleased by the growth in FCD’s bookings,” Greer said.  “I am also encouraged by the sequential increases in second quarter gross margin percentage in its U.S., Europe and Asia operations, plus our outlook for stable or higher margins in those regions for the remainder of the year.  While FCD’s mix was still weighted toward project business in the second quarter, the outlook for more profitable aftermarket business is positive.”

FSD Continues To Post Strong Results

The Flow Solutions Division’s (FSD) second quarter 2004 sales increased 8 percent to $97.9 million, compared with $90.4 million in the year-ago quarter.  Absent favorable currency translation, sales increased 6 percent.  FSD’s bookings in the second quarter of 2004 increased 7 percent to $95.8 million, compared with $89.6 million in the prior year period.  Backlog at the end of the second quarter of 2004 was $43.1 million, up 6 percent from the end of the prior year period.

FSD’s second quarter 2004 operating income increased 6 percent to $18.4 million, compared with $17.3 million in the year-ago quarter.  Operating margin was 18.8 percent in the second quarter of 2004, compared with 19.1 percent in the prior year period.

“Once again, FSD posted excellent quarterly results,” Greer said.  “Bookings activity was solid in all geographic regions, further increasing our confidence for the remainder of the year.  We also made good progress in strengthening and expanding our global network of quick response centers to meet local aftermarket needs, and we continued to add new customer alliances.”

Outlook

“We are upbeat about the improving business conditions and higher booking results in the first half of 2004,” Greer said.  “Our backlog remains solid, the North American economy continued to improve and Asia remains a growth region.   Demand in upstream petroleum is strong.   In power generation, nuclear-related parts and service activity remains good, and indications from the chemical and general industrial sectors suggest better conditions ahead.”

Greer stressed that the company’s top priorities are to continue implementing its end-user strategy throughout all of its businesses, improve operational performance and reduce debt.

“Our operational excellence initiatives, which focus on reducing cycle time,

improving on-time delivery, enhancing our procurement processes, and continuous improvement, coupled with better working capital management, should improve our cash generating capability and help us meet our debt reduction target,” Greer said.  “These, combined with our demonstrated ability to capture an increasing share of the end-user business, should help us improve financial performance and shareholder value.”

The company currently forecasts third quarter 2004 earnings per share in the range of 28 cents to 33 cents and full year 2004 earnings per share in the range of $1.25 to $1.40.

Conference Call

The company will webcast its investor conference call today at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services.  Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs, and litigation developments.  Flowserve undertakes no obligation to update or revise any forward-looking statements contained herein as a result of new information, future events or otherwise occurring after the date on which such forward-looking statements are made.  New factors emerge from time-to-time, and it is not possible for Flowserve to predict all such factors.

(Tables Follow)

Flowserve Corporation

Income Statements

June 30, 2004

Condensed

Consolidated

Amounts in millions	2nd Quarter		Year to Date
except per share data	2004	2003	2004	2003

Sales	$654.6	$614.4	$1,265.9	$1,178.7

Cost of sales	458.3	432.7	891.6	828.4

Gross profit	196.3	181.7	374.3	350.3

Selling, general & administrative expense	146.7	129.0	289.1	257.6

Integration expense	—	5.7	—	12.1

Restructuring expense	—	0.8	—	1.8

Operating income	49.6	46.2	85.2	78.8

Loss on optional prepayments of debt	0.1	0.5	0.1	0.6

Net interest income	(0.3)	(0.6)	(0.6)	(1.5)

Net interest expense	19.7	21.3	39.8	42.4

Other expense, net	0.7	1.6	0.1	2.5

Earnings before income taxes	29.4	23.4	45.8	34.8

Provision for income taxes	11.0	8.1	17.1	12.0

Net earnings	$18.4	$15.3	$28.7	$22.8

Average shares outstanding - basic	55.2	55.2	55.2	55.2

Average shares outstanding - diluted	55.5	55.3	55.5	55.3

Earnings per share basic:

Net earnings	$0.33	$0.28	$0.52	$0.41
Earnings before special items*	$0.33	$0.35	$0.52	$0.58

Earnings per share diluted:

Net earnings	$0.33	$0.28	$0.52	$0.41
Earnings before special items*	$0.33	$0.35	$0.52	$0.58

Bookings	$670.2	$622.4	$1,333.0	$1,230.4

Ending backlog	$872.5	$814.7	$872.5	$814.7

Sales - percent of total
Original equipment	59%	58%	59%	58%
Aftermarket	41%	42%	41%	42%

Bookings - percent of total
Original equipment	58%	57%	58%	57%
Aftermarket	42%	43%	42%	43%

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  See the Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

Flowserve Corporation

Balance Sheets

June 30, 2004

Condensed

Consolidated

Amounts in millions	June 30, 2004	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$24.5	$53.5
Accounts receivable, net	497.0	499.9
Inventories	455.4	435.9
Prepaids and other current assets	107.0	101.7
Total current assets	1,083.9	1,091.0

Property, plant and equipment, net	435.4	440.3

Goodwill, net	870.6	871.5
Other intangible assets, net	160.5	167.3
Other assets	189.8	230.6

Total assets	$2,740.2	$2,800.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$266.9	$262.6
Accrued liabilities	296.1	303.6
Long-term debt due within one year	79.9	66.5
Total current liabilities	642.9	632.7

Long-term debt due after one year	831.1	879.8
Post-retirement benefits and other liabilities	417.0	467.5
Total long-term liabilities	1,248.1	1,347.3

Shareholders’ equity	849.2	820.7

Total liabilities and shareholders’ equity	$2,740.2	$2,800.7

Flowserve Corporation

Statement of Cash Flows

June 30, 2004

Condensed

Consolidated

	2nd Quarter		Year to Date
Amounts in millions	2004	2003	2004	2003

Cash flows – Operating activities:
Net earnings	$18.4	$15.3	$28.7	$22.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	15.7	15.0	31.2	30.4
Amortization	3.3	2.6	6.5	5.2
Financing fees and other	1.3	1.7	2.6	3.1
Change in assets and liabilities, net of acquisitions:	—	—
Accounts receivable	(3.7)	32.9	(3.3)	39.7
Inventories	(19.3)	9.9	(22.0)	10.1
Prepaid expenses	5.8	2.2	(0.9)	(7.1)
Other assets	1.7	(4.2)	(1.5)	(5.4)
Accounts payable	14.6	—	12.4	(18.8)
Accrued liabilities	(12.7)	3.4	(18.2)	(4.1)
Income taxes payable	2.3	2.3	9.8	9.8
Retirement benefits and other liabilities	(1.0)	3.4	(2.4)	7.0
Net deferred taxes	(0.3)	(2.6)	(9.6)	2.8
Net cash flows provided by operating activities	26.1	81.9	33.3	95.5

Cash flows - Investing activities:
Capital expenditures	(15.7)	(7.2)	(22.6)	(12.7)
Cash received for disposals of assets	—	—	3.6	—
Payments for acquisitions, net of cash acquired	—	—	(9.4)	—
Net cash flows used by investing activities	(15.7)	(7.2)	(28.4)	(12.7)

Cash flows - Financing activities:
Net borrowings (repayments) under lines of credit	5.0	—	5.0	—
Payments on long-term debt	(29.5)	(65.0)	(37.5)	(85.0)
Net cash flows used by financing activities	(24.5)	(65.0)	(32.5)	(85.0)
Effect of exchange rate changes to cash	(1.1)	5.8	(1.4)	7.0
Net change in cash and cash equivalents	(15.2)	15.5	(29.0)	4.8
Cash and cash equivalents at beginning of period	39.7	38.5	53.5	49.2
Cash and cash equivalents at end of period	$24.5	$54.0	$24.5	$54.0

Flowserve Corporation

Supplemental Segment Information

June 30, 2004

Amounts in millions Quarter ended June 30, 2004	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$343.0	$95.8	$242.3	$(10.9)	$670.2

Total division sales	$324.6	$97.9	$241.1	$(9.0)	$654.6

Segment operating income (before special items*)	$25.2	$18.4	$20.7	$(14.7)	$49.6

Quarter ended June 30, 2003	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$317.3	$89.6	$229.0	$(13.5)	$622.4

Total division sales	$294.9	$90.4	$235.2	$(6.1)	$614.4

Segment operating income (before special items*)	$21.1	$17.3	$22.5	$(8.2)	$52.7

Year to Date June 30, 2004	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$661.4	$195.5	$496.7	$(20.6)	$1,333.0

Total division sales	$627.1	$192.8	$463.7	$(17.7)	$1,265.9

Segment operating income (before special items*)	$42.5	$35.8	$31.5	$(24.6)	$85.2

Year to Date June 30, 2003	Flowserve Pump	Flow Solutions	Flow Control	All Other	Consolidated Total

Total division bookings	$623.1	$180.6	$445.7	$(19.0)	$1,230.4

Total division sales	$579.6	$175.5	$440.2	$(16.6)	$1,178.7

Segment operating income (before special items*)	$43.7	$33.1	$33.2	$(17.3)	$92.7

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  See the Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

We evaluate segment performance based upon segment operating income before special items.

Flowserve Corporation

Special Items

June 30, 2004

Amounts in millions,	2nd Quarter		Year to Date
except per share data	2004	2003	2004	2003

Operating income	$49.6	$46.2	$85.2	$78.8

Integration expense	—	5.7	—	12.1

Restructuring expense	—	0.8	—	1.8

Operating income before special items	$49.6	$52.7	$85.2	$92.7

Net earnings	$18.4	$15.3	$28.7	$22.8

Integration expense, net of tax	—	3.7	—	7.9

Restructuring expense, net of tax	—	0.5	—	1.2

Net earnings before special items	$18.4	$19.5	$28.7	$31.9

Earnings per share (diluted)	$0.33	$0.28	$0.52	$0.41

Integration expense	—	0.06	—	0.15

Restructuring expense	—	0.01	—	0.02

Net earnings per share before special items	$0.33	$0.35	$0.52	$0.58

Note: Flowserve’s management believes that the integration and restructuring expenses and the purchase accounting inventory adjustment included in the results above,  while indicative of efforts to integrate the Invensys plc (IFC) acquisition into Flowserve’s business, do not reflect ongoing business results.  Management has defined these expenses as special items, along with items that were treated as extraordinary items in prior years.  Management believes that investors can better evaluate and analyze historical and future business trends if they also consider results of operations without these special items.  Management utilizes earnings excluding these special items to evaluate corporate and segment performance and in determining certain performance-based compensation.  Earnings before special items are not a recognized measure under generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.  The reconciliation table above reconciles earnings per share before special items to earnings per share on a GAAP basis.